Exhibit 99.1

The #1 Airborne Healthcare Company

Air Methods Announces Retirement of Senior Vice President,
Community-Based Services Division

New Senior Vice Presidents Appointed

DENVER, CO., May 20, 2010 -- Air Methods Corporation (Nasdaq: AIRM) announced today the planned retirement of David Dolstein, the Company’s senior vice president of its Community-Based Services (CBS) Division.  The retirement is effective September 1, 2010.  Mr. Dolstein joined the Company in July 1997 and has since served the Company in his current role. He will continue to be available to Air Methods periodically following his retirement.

“I have very fond memories of my time with Air Methods and am honored to have worked with so many professional and dynamic colleagues during my tenure,” stated Dolstein. “Working for the industry-leading air medical organization has been a privilege, but I am looking forward to retirement and spending time with my family.”

With this planned retirement Air Methods has appointed Ed Rupert as the new senior vice president of its CBS Division. Effective June 1, 2010, Mr. Rupert assumes responsibility for the Division’s operations and financial performance.  He will report directly to the chief executive officer (CEO).

Mr. Rupert has more than 22 years of air medical experience and has been with Air Methods since 2004 as a CBS regional vice president. Prior to joining Air Methods he was a program director, critical care transport coordinator, and flight nurse for the MedSTAR air and ground transport program at Washington Hospital Center. Mr. Rupert is on the Board of Directors for the Association of Air Medical Services, and a contributing author for numerous publications. He earned a Bachelor of Science degree in nursing from the University of Maryland at Baltimore.

The Company also announced that Howard Ragsdale has been promoted to senior vice president of business development. Mr. Ragsdale joined Air Methods in 2009 and is responsible for the Company’s business development initiatives. He will continue to report to the CEO.

Aaron Todd, CEO, stated, "David has played an integral role within our CBS Division for the past 13 years and we thank him for his endless contributions and wish him the best in the future. At the same time, we are thrilled to welcome Ed to the senior team of this Company. Ed’s history with Air Methods, his extensive industry experience, and demonstrated leadership ability will be great assets in guiding and growing our CBS Division. We also are grateful that Howard has agreed to this expanded role in helping us further our business development objectives.”

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital-Based Services Division is the largest provider of air medical transport services for hospitals. The Community-Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed wing aircraft.

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS: Aaron D. Todd, Chief Executive Officer, (303) 792-7413. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.